Exhibit 23.1

Independent Auditor’s Consent

We consent to the incorporation by reference in this Current Report on Form 8-K (and in the Registration Statements No. 333-135676 on Form S-3 and No. 333-133408 on Form S-8) of Quality Distribution, Inc. of our report dated July 31, 2007 with respect to the balance sheet of Boasso America Corporation as of March 31, 2007, and the related statements of income, shareholders’ equity and cash flows for the twelve months then ended.

/s/ Wegmann-Dazet & Company

Metairie, LA

March 3, 2008